EXHIBIT 5

Moore & Van Allen PLLC
Attorneys at Law
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000

February 8, 2002

MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina

         Re:    Registration Statement on Form S-8

Gentlemen:

We are acting as counsel for MedCath Corporation, a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the offer and sale of up to 242,500 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”) to be issued upon the exercise of options outstanding under the Outside Directors’ Stock Option Plan (the “Plan”) and assumed by the Registrant at the time of its initial public offering of Common Stock on July 24, 2001.

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including, without limitation, (a) the Plan, (b) the Company’s Amended and Restated Certificate of Incorporation (c) the Company’s Bylaws (d) a specimen of the form of certificate evidencing the Shares and (e) the minute books and stock records of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Moore & Van Allen PLLC

MOORE & VAN ALLEN PLLC